Exhibit 10.5

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

GEM YIELD BAHAMAS LIMITED and GEM GLOBAL YIELD LLC SCS, Petitioners, vs. MULLEN TECHNOLOGIES, INC. and MULLEN AUTOMOTIVE, INC., Respondents.	Case No. 1:24-cv-01120-KPF

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made and entered into by and between GEM Yield Bahamas Limited and GEM Global Yield LLC SCS (together “GEM”), on the one hand, and Mullen Technologies, Inc. (“MTI”) and Mullen Automotive, Inc. (“MAI”) (together “Mullen”) on the other hand. For ease of reference, GEM and Mullen collectively are referred to as the “Parties” and individually as a “Party.” The “Effective Date” of this Agreement is the last Signature Date affixed hereto.

RECITALS

WHEREAS, on or about January 4, 2021, GEM and MTI entered into a Share Purchase Agreement (“SPA”), Registration Rights Agreement (“RRA”) and a Warrant to Purchase Common Shares of MTI (the “Warrant”) (collectively the “GEM Agreements”);

WHEREAS, in May 2021, MTI and Mullen Auto, a subsidiary of MTI, entered into a Contribution and Spin-off Agreement, through which MTI transferred to Mullen Auto MTI’s electric vehicle assets;

WHEREAS, in November 2021, Mullen Auto completed a reverse merger transaction (the “Reverse Merger”) with Net Element, Inc. After the merger closed, the combined company maintained the name Mullen Automotive, Inc., and began trading on the Nasdaq Stock Market under the ticker symbol “MULN”;

WHEREAS, in September 2021, GEM initiated an arbitration (the “Arbitration”) against MTI for breach of the GEM Agreements by filing an Arbitration Demand and Statement to Claim with the American Arbitration Association (“AAA”) and in January 2022, filed an Amended Statement of Claim, which added MAI as a party to the Arbitration;

WHEREAS, on December 28, 2023, Mullen initiated a related case, captioned Mullen Technologies, Inc. and Mullen Automotive. Inc. v. GEM Yield Bahamas Limited and GEM Global Yield LLC SCS, No. 23 Civ. 11268 (the “Rescission Action”) seeking rescission of the Warrant;

WHEREAS, on February 15, 2024, GEM initiated the above captioned action (the “Action”) in the District Court for the Southern District of New York (the “Court”) seeking to confirm the Interim Measures Award issued in Arbitration. The Rescission Action was designated as a related case, and both cases were assigned to the Honorable Katherine Polk Failla.

WHEREAS, on May 10, 2024, a Final Award (the “Final Award”) was issued in the Arbitration awarding GEM $6,369,326.00 in Commitment Fee Breach Damages under the SPA, $20,383,301.00 in Warrant Breach Damages, legal fees in the amount of $3,522,954.45, legal costs of $272,550.86, and ordering the Parties to split the administration fees and expenses of the Arbitration;

WHEREAS, on July 10, 2024, Mullen filed a motion for summary judgment to vacate the awards;

WHEREAS, on August 7, 2024, GEM filed its response to Mullen’s motion for summary judgment and cross moved for summary judgment to confirm the Partial and Final Awards;

WHEREAS, on February 6, 2025, the Court denied Mullen’s motion for summary judgment and granted GEM’s cross-motion for summary judgment confirming the Partial and Final Awards. The Court also awarded GEM post-award, prejudgment interest at an annual rate of nine percent (9%) and post-judgment interest at the statutory rate.

WHEREAS, on February 13, 2025, pursuant to the February 6, 2024 Order, the Court entered a judgment in GEM’s favor against Mullen (the “Judgment”) ordering Mullen to, by May 7, 2025, pay GEM $31,013,898.82 comprised of: (i) post-award, prejudgment interest on the original aggregate damages figure of $26,752,627.00 at a rate of nine percent (9%) per annum for the period from November 5, 2021, through May 23, 2024, (ii) post-award, prejudgment interest on the remaining balance of $19,752,627.00 at a rate of nine percent (9%) per annum for the period from May 24, 2024, through the date of entry of this Judgment, and(iii) the sum of $23,583,570.26, representing the outstanding balance of the Final Award before interest (collectively the “Total Judgment Amount”). The Court also ordered Mullen to pay GEM post-judgment interest on the Total Judgment Amount, at the statutory rate pursuant to 28 U.S.C. § 1961, from the date of the Judgment through date of satisfaction of the Judgment.

WHEREAS, on March 6, 2025, Mullen filed a notice of appeal to the United States Court of Appeal for the Second Circuit (the “Appeal”) appealing the Court’s order confirming the Partial and Final Awards and the Judgment.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

TERMS AND RELEASES

1.             The above Recitals are hereby incorporated by reference within this Agreement.

2.             Settlement Consideration. In consideration for GEM’s Agreement not to seek enforcement of the Judgment in this Action and the Mutual Releases described in Section 13 of this Agreement, Mullen agrees to provide the following settlement consideration:

a.

Transfer of Property: Mullen shall cause Mullen Indiana Real Estate, LLC, a Delaware limited liability company (“Mullen Indiana”) to transfer to GEM (or its nominee or designee), by special warranty deed (the “Deed”) and Bill of Sale Assignment and Assumption (the “Bill of Sale”), full and complete ownership of and title to the Property (as hereinafter defined). The “Property” shall mean, collectively, (i) the Land (as hereinafter defined), (ii) the Appurtenances (as hereinafter defined), (iii) the Improvements (as hereinafter defined), (iv) the Personal Property (as hereinafter defined), and (v) the Intangible Property (as hereinafter defined). The “Land” shall mean the real property located at 12900 McKinley Highway, Mishawaka, IN 46545 and legally described on Exhibit A attached hereto and incorporated herein. The “Appurtenances” shall mean, as to the Land or the Improvements, all easements or licenses benefitting the Land or the Improvements; all streets, alleys and rights of way, open or proposed, in front of or adjoining or servicing all or any part of the Land or the Improvements; all strips and gores in front of or adjoining all or any part of the Land or the Improvements; all development rights, air rights, wind rights, water, water rights, riparian rights, and water stock relating to the Land or the Improvements; and all other rights, benefits, licenses, interests, privileges, easements, tenements and hereditaments appurtenant to the Land or the Improvements or used in connection with the beneficial use and enjoyment of the Land or the Improvements, including, but not limited to, the easements described on Exhibit A attached hereto. The “Improvements” shall mean all buildings and improvements, fixed infrastructure, structures, and fixtures located upon the Land. The “Personal Property” shall mean as to the Land and Improvements, tangible personal property owned by Mullen and/or Mullen Indiana and located on, and/or used in connection with, the Land and Improvements including all building materials, equipment, machinery and operational systems, supplies, hardware, carpeting and other inventory located on or in the Land or Improvements and maintained in connection with the ownership and operation thereof, but excluding, personal property explicitly set forth in Schedule A to this Agreement. Schedule A must be provided by Mullen and confirmed by the Parties prior to execution of this Agreement. Any ambiguities in Schedule A will be interpreted against Mullen and in favor of inclusion of the property in the transfer. “Intangible Property” shall mean, as to the Land, the Improvements and the Personal Property, all leases of any portion of the Land or Improvements, all service contracts, governmental permits, entitlements, licenses and approvals, warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein, tenant lists, and telephone exchange numbers.

b.

Lender Lien: Beginning as of the Effective Date and continuing until the earlier of (i) six (6) months from the Effective Date or (ii) unless and until GEM terminates the settlement, Esousa Group Holdings LLC, a New York limited liability company (“Lender”) hereby agrees, by acknowledgement in the attached joinder to this Agreement, that Lender shall not foreclose on its interest under that certain Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Filing dated August 12, 2024, and recorded with the St. Joseph County Recorder on August 14, 2024 as document number 2024-18726 (the “Mortgage”). On or before Closing, Mullen and Lender shall take all steps necessary to ensure that the Mortgage is released, and that the Property is conveyed, and the Ground Lease is assigned pursuant to this Agreement free and clear of the Mortgage. The Mortgage release (the “Lien Release”) must be executed and provided to Escrow Agent within seven (7) days of the Effective Date to be held by Escrow Agent in accordance with paragraph 7(a) of this Agreement. Mullen further agrees not to place any new mortgage or encumbrance on the Property or Leasehold Estate unless or until this Agreement is terminated by GEM.

c.

Title Insurance: On or before the date which Closing occurs (the “Transfer Date”), Mullen shall cause First American Title Insurance Company or another reputable national title insurance company approved by GEM (the “Title Company”), in GEM’s sole and absolute discretion and expense, to issue a title insurance policy covering the Land and Improvements and the insurance portions of the Leasehold Estate. The title insurance policy, including any endorsements reasonably required by GEM, must be in a form and substance reasonably approved by GEM. This title insurance policy shall name GEM (or its nominee or designee) as the policyholder and beneficiary of the policy.

d.

Assignment of Ground Lease: Mullen shall effectuate an assignment (the “Lease Assignment”) of the Ground Lease (as defined in Exhibit A) and the leasehold estate created thereby, including, but not limited to any Appurtenances, Improvements, Personal Property, and Intangible Property, in each case as they relate to such leasehold estate (and the definitions therefor shall be deemed to be modified accordingly) (collectively, the “Leasehold Estate”) from Mullen Indiana Real Estate, LLC to GEM (or its nominee or designee) and request the consent of the St. Joseph County, Indiana, Department of Redevelopment, acting by and through the St. Joseph County Redevelopment Commission (the “Ground Lessor”) to such assignment to the extent required by the Ground Lessor, and deliver an estoppel certificate substantially in the form found at Exhibit B, prior to the Transfer Date, executed by the Ground Lessor confirming, among other things, that the Ground Lease remains in full force and effect and there exist no defaults thereunder, and that any rents have been fully paid through the Transfer Date.

e.

Payment of Property Taxes: Mullen shall pay any 2024 property taxes currently due or owed on the Property on the Effective Date, estimated to be $7,805.62, and any 2025 taxes that accrue with respect to the Property and Leasehold Estate prior to the Transfer Date if such transfer occurs prior to November 10, 2025. GEM will be responsible for the payment of any property tax obligations accruing, and attributable to the Property and Leasehold Estate for the period from and after November 10, 2025, but in no event will GEM be responsible for any such payments if this Agreement is terminated. The obligations set forth in this Section 2(e) shall survive the termination of this Agreement indefinitely.

f.

Transfer Taxes: Mullen will pay any and all transfer, documentary, sales use, stamp, registration, value and other such taxes and fees (including any penalties and interest) imposed in connection with each of the transfer of the Property and the Assignment of Ground Lease, if any.

g.	Successor Liability: Mullen will pay all tax liabilities determined to be due pursuant to any applicable state tax bulk sales laws, if any, as a result of this Agreement, if any.

h.

Tax Recapture: Mullen will pay all tax liabilities associated with any provision of law requiring tax or tax benefit (for example, and not by way of limitation, tax exemptions, tax credits, or tax abatements) recapture, rollback, claw-back, or any similar provision of law, if any, that accrue prior to the Transfer Date.

i.

Environmental Reports: On or prior to the date of this Agreement, Mullen has delivered to GEM the existing Phase I Environmental Site Assessment and Limited Environmental Compliance Review dated March 2017, prepared by Ramboll Environ as Project No. 21-42938A (the “Environmental Report”) of the Land. In addition, Mullen shall reasonably cooperate with GEM for GEM to obtain at GEM’s sole cost and expense a current Phase I environmental report (“New Phase I”), and if recommended by a New Phase I and desired by GEM, at its sole cost and expense, Mullen shall reasonably cooperate with GEM in connection with GEM obtaining a Phase II environmental report in form and substance approved by GEM in its sole and absolute discretion. If any environmental risks and/or violations are reflected in the New Phase I or any Phase II environmental reports conducted at the request of GEM, GEM reserves the right, in its sole discretion, to require Mullen to request a “No Further Action Letter” from the Indiana Department of Environmental Management or other regulatory and/or enforcement body (“NFR”).

j.	Filings: Mullen will cooperate with GEM in the preparation and filing of any materials necessary to effectuate transfer of the Property.

3.            Escrow Agreement: Mullen and GEM agree to execute the Escrow Agreement attached hereto as Exhibit C, subject only to such changes thereto as may be required by Title Company. Mullen and GEM shall execute the Escrow Agreement within two (2) business days of execution of the Escrow Agreement by the Title Company.

4.          GEM Legal Fees: Mullen agrees to reimburse GEM for all attorneys’ fees incurred and paid by GEM in connection with negotiating, structuring, and preparing this Agreement, as well as all attorneys’ fees incurred and paid by GEM in connection with effectuating the transfer of the Property and Assignment of Ground Lease as set forth in this Agreement, up to a total amount of $250,000. Mullen shall reimburse GEM for applicable fees within 30 days of receipt of invoice(s).

5.            Due Diligence: GEM is entitled to conduct whatever due diligence it deems appropriate concerning the Property and Leasehold Estate prior to transfer, and to terminate the settlement in its sole and absolute discretion based on the results of that due diligence. The Due Diligence Period shall commence upon the signing of this Settlement Agreement and shall conclude fifty-five (55) days thereafter (the “Due Diligence Period”). Such due diligence may include, without limitation, examination, review and inspection of all toxic, soils, engineering and environmental reports, all leases, license agreements and service contracts, surveys, sewer/water conditions, utilities service information, zoning information, access information, assessments and city fees, developmental conditions and approvals, operating expenses and legal, physical, environmental and compliance matters and conditions respecting the Property and Leasehold Estate. Mullen will provide all necessary and reasonable cooperation with GEM’s review during the Due Diligence Period and shall deliver to GEM any material requested that is in Mullen’s possession, custody, or control, within a prompt and commercially-reasonable time of such demand from GEM. The Due Diligence Period may be extended by GEM, in its sole and absolute discretion (the “Extended Due Diligence Period”).

6.            Public Statement: The Parties agree to issue a joint public statement within 3 business days following the Transfer Date (the “Joint Statement”), announcing the settlement and the discontinuation of the Action substantially in the form of the draft release attached hereto as Exhibit D. The substance and timing of the Joint Statement is a material inducement for GEM to enter into the settlement and a material term of this Agreement.

7.           Timing: The Transfer Date shall be the earlier of (i) two (2) business days from the issuance of the Closing Notice by GEM to the Escrow Agent or (ii) five days after the expiration of the Due Diligence Period or Extended Due Diligence Period.

a.

Within seven (7) days of the Effective Date, the Deed, Bill of Sale, Title Affidavit(s), Lien Release, Lease Assignment, and any required transfer tax declaration forms (collectively the “Transfer Documents”) must be executed and/or issued and placed into escrow with Title Company (the “Escrow Agent”) by Mullen until the Transfer is effectuated and the settlement is effective. Mullen must also place any property or transfer taxes due and owing with respect to the Property and the Estoppel Certificate into escrow prior to the Transfer Date.

b.

GEM in its sole and absolute discretion may terminate the Agreement at any time prior to the Transfer Date if any title defects, unresolved liens, tax delinquencies, defects, condition defects or material misrepresentations concerning the Property are identified through GEM’s due diligence or otherwise.

c.

Within 2 days of GEM’s completion of due diligence to its satisfaction, placement of all Transfer Documents into escrow, and issuance of an acceptable Title Insurance Policy by the Escrow Agent, GEM will issue a closing notice (the “Closing Notice”) indicating its approval to proceed with transfer of the Property and Ground Lease Assignment.

d.

The settlement will become effective only upon GEM’s acceptance of full and unconditional delivery of title and transfer documents, free and clear of all liens and encumbrances, the satisfaction of the other conditions set forth in Section 7(a) above, including but not limited to delivery of all documents and materials by the Escrow Agent pursuant to the Escrow Agreement (the “Closing”).

8.          Representations: Mullen represents that: (1) it is not aware of any existing violations of state or federal environmental regulations related to the Property or Leasehold Estate and/or any threatened or pending environmental enforcement actions with respect to the Property or Leasehold Estate; (2) it is not aware of any liens on the Property or Leasehold Estate aside from those released pursuant to Section 2(b) of the Agreement; (3) it is not aware of any pending or threatened legal actions related to the Property or Leasehold Estate; (4) there are no tenants, subtenants, licensees, or third parties in possession of or with rights to occupy any portion of the Property or Leasehold Estate; (5) there are no brokers or finders owed fees with respect to the Property or Leasehold Estate and/or the transfer of the Property or Leasehold Estate as part of this settlement; and (6) the Property and Improvements are, to Mullen’s knowledge, in food operating condition and free from material defect. These representations are material inducements for GEM to enter into this settlement.

9.            Withdraw of Liens and Restraining Notices: Within 3 business days of the Effective Date and in exchange for the Settlement Consideration and other conditions set forth in Section 2(b), above, GEM agrees to withdraw the retraining notices issued to Mullen on April 25, 2025 (the “Restraining Notices”). Within 3 business days of the Transfer Date GEM will withdraw any and all liens it has secured against Mullen property (the “GEM Liens”) in connection with enforcement of the Judgment. Should the settlement terminate and/or otherwise not become effective, GEM expressly reserves the right to reissue the Restraining Notices.

10.        Bankruptcy or Non-Payment Contingency. The Parties expressly agree and acknowledge that, to the fullest extent of the law, the liabilities owed to GEM by Mullen under this Agreement, the GEM Agreements, and the Judgment (the “Claim”) shall: (i) constitute a valid, binding, enforceable, liquidated debt obligation of Mullen, and (ii) not be recharacterized, treated, or construed as an equity interest, contribution to capital, or as an equity investment in Mullen. The Parties further expressly agree and acknowledge that the transfer of the Property is in satisfaction of a final federal court judgment and irrevocable by Mullen, or its successors, following the Closing.

11.           Security Interest and Reinstatement of Judgment. As security for the full and timely performance of all obligations under this Agreement (the “Obligations”), Mullen hereby grants a continuing security interest in, and lien on, all of Mullen’s right, title, and interest in and to the following collateral (the “Collateral”): all accounts, receivables, contract rights, payment intangibles, and general intangibles; all cash, deposit accounts, securities accounts, and investment property; all equipment, inventory, goods, and fixtures; all documents, instruments, and chattel paper; all books, records, and supporting obligations related to any of the foregoing; and all proceeds and products of the foregoing, whether now owned or hereafter acquired. Mullen shall execute any documents, filings, or instruments reasonably requested by GEM to perfect, continue, or enforce its security interest, including the filing of UCC-1 financing statements. Upon either the termination of this Agreement or consummation of Closing contemplated by this Agreement, the rights of GEM to the Collateral shall immediately terminate and GEM shall withdraw and/or terminate any documents filed perfecting its interest in the Collateral.

12.           Reinstatement of Judgment. If Mullen fails to fully and timely perform any Obligations under this Agreement, or if this Agreement is otherwise voided, or if GEM (in its sole and absolute discretion) elects not to issue the Closing Notice, the Judgment Amount plus all accrued post-default interest, costs, fees, and penalties as provided herein, less any payments previously made under this Agreement shall be reinstated and be fully due. Upon such default, the security interest granted herein shall automatically extend to secure the full reinstated Judgment Amount, and GEM shall have all rights and remedies available under this Agreement, the Judgment, and applicable law, including but not limited to the rights of a secured party under the Uniform Commercial Code, subject to any applicable bankruptcy laws. Mullen expressly waives any defenses to such reinstatement and enforcement. Upon full satisfaction of all Obligations, GEM shall release its security interest and file any necessary terminations of financing statements.

13.         Release of All Claims. For and in consideration of the releases and Settlement Consideration set forth in this Agreement, the Parties for themselves and each of their present and former parent companies, subsidiaries, affiliates, partners, officers, directors, managers, members, employees, contractors, owners, agents, representatives, guarantors, sureties, family members, spouses, attorneys, insurers, heirs, executors, administrators, predecessors, successors, assigns, and all those who claim through or under them or could claim through or under them. unconditionally and irrevocably RELEASE, DISCHARGE, AND ACQUIT each other from and against any and all claims, counterclaims, actions, defenses, causes of action, liens, costs, losses, controversies, agreements, promises and demands, or liabilities, of whatever kind or character, direct or indirect, known, arising at law or in equity, by right of action or otherwise, that the Parties have had or now have related to, or arising from, GEM Agreements, the Action, the Rescission Action, and the Appeal (the “Released Claims”). Excluded from the Released Claims are any claims for fraud and misrepresentation. Nothing herein shall be construed to prohibit or otherwise limit GEM from making or submitting any claims to any entity that has issued to Mullen a Directors and Officers (D&O) liability policy. The Parties expressly and knowingly waive and relinquish any and all rights that they have or might have relating to the Released Claims under California Civil Code§ 1542 (and under other statutes or common law principles of similar effect) which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Parties acknowledge they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect the Released Claims. The Parties agree that the foregoing release and waiver shall be and remain effective in all respects notwithstanding such different or additional facts or their discovery of those facts, and that this Agreement contemplates the extinguishment of all such Released Claims. By executing this Agreement, the Parties acknowledge: (i) they are represented by counsel, (ii) they have read and fully understand the provisions of California Civil Code § 1542, and (iii) they have been specifically advised by her/his counsel of the consequences of the above waiver and this Agreement generally.

14.           Non-Disparagement. At no time following the Effective Date shall either Party make any statements, written or oral, or take any other actions whatsoever, to disparage, defame, sully or compromise the goodwill, name, brand or reputation of either Party, as well as its management, employees, products and services through any form of communication, including but not limited to communication with the press, public, media, and communications posted on any publicly-accessible websites, social media platforms, message boards, group chats, public groups and forums; or (ii) commit any other action, or encourage others to commit any other action, that could likely injure, hinder or interfere with the business, business relationships, commercial interests or goodwill of the Parties, as well as its management, employees, products and services.

15.          Pending Litigation. No later than 5 business days from the Effective Date, the parties will submit a joint letter to the Court in the Action notifying the Court of the fact of the settlement agreement. No later than May 31, 2025, Mullen will file a motion to hold in abeyance the Appeal. GEM agrees not to oppose this motion. Mullen will dismiss the Appeal within 3 business days of the Closing.

16.         Confidentiality. Except for information contained in the Public Statement set forth in Section 6, above, this Agreement, its terms and conditions, the amount and form of the Settlement Consideration, any related negotiations between and among the Parties, and the facts and circumstances concerning the disputes between the Parties before the Effective Date (“Confidential Information”) shall be kept strictly confidential and shall not be disclosed to any third parties, unless and to the extent: (i) required by law or by order of a court having authority to require disclosure, (ii) required in connection with any proceeding brought by any Party to enforce this Agreement, (iii) required by the Parties’ employees, attorneys, financial advisors, accountants, insurers, auditors, and other professional advisors who have access to this type of information in order to perform their duties, provided that such persons are already bound by confidentiality obligations no less strict than those contained in this Agreement. Before complying with any request or order for the disclosure of the Confidential Information, the Parties shall, to the extent permitted by the applicable laws, each give reasonable notice to each other through their respective counsel.

In the event that either Party breaches Sections 14 and/or 16 of this Agreement, the Parties acknowledge that said breach shall cause serious and irreparable damage to the other Party will be entitled to both preliminary and permanent injunctive relief to restrain any continuing or future violations of Sections 14 and/or 16 based solely upon a showing of breach, and without any further requirement for the posting of a bond or showing of other equitable or legal factors. The Confidentiality provisions in Section 16 is a material inducement for GEM to enter into this Agreement. The Parties have agreed that, upon a showing of breach of Sections 14 and/or 16, the breaching Party will pay the non-breaching Party’s attorneys’ fees and costs incurred in enforcing the injunctive relief provisions referred to in this Section.

17.           Notices. All notices required or allowed under this Agreement shall be deemed to have been effectively made on the date of email to the following:

If to GEM, addressed to:

Frank Nolan
Eversheds Sutherland
1114 Avenue of the Americas
New York, NY 10019, USA
1.212.389.5083
frank.nolan@eversheds-sutherland.com

If to Mullen, addressed to:

David Momborquette
McDermott Will & Emery
One Vanderbilt Avenue
New York, NY 10017-3852, USA
1.212.547.5490
dmomborquette@mwe.com

18.           Assurances. Each Party agrees to take all reasonable steps necessary to effectuate the terms of this Agreement.

19.         Governing law and Dispute Resolution. The Parties expressly agree that this Agreement shall be enforced and interpreted according to the laws of the State of New York. Any action or proceeding brought to enforce or interpret this Agreement or otherwise arising out this Agreement shall be brought in the U.S. District Court for the Southern District of New York. The Parties agree that the prevailing party in any action to enforce this Agreement shall be awarded its reasonable attorneys’ fees and costs incurred in connection with such action.

20.          Interpretation of the Agreement. This Agreement shall not be construed against any Party. The headings within this Agreement are for reference only and are not intended to modify the provisions following them or contained in any other provision of this Agreement.

21.          Severability. If any provision of this Agreement is held invalid by a court, the Parties agree that such a determination will not affect other provisions of the Agreement. In such circumstances, the offending provision will be severed, and the remaining provisions will continue in full force.

22.          Counterparts. This Agreement may be executed electronically in one or more counterparts, including through DocuSign or a similar electronic signing service. All such counterparts shall constitute one and the same agreement. The Parties expressly agree that any counterparts signed and delivered by email shall be deemed original documents and shall legally bind the Parties to the same extent as originals.

23.          Entire Agreement. This Agreement constitutes the entire agreement between the Parties and fully supersedes any and all prior understandings, representations, warranties, oral or written statements between the Parties relating to the subject matter herein.

24.         No Other Representations. The Parties expressly and fully disclaim liability and responsibility for any alleged extra-contractual representation of any sort, whether oral or written, not expressly recited in this Agreement, and the Parties further stipulate that they have not relied on any such extra-contractual representation as inducement to enter this Agreement. Further, the consideration contained in this Agreement is the sole, complete, and entire consideration for the mutual releases. There is no other agreement, oral or written, express or implied, whereby any Party is to receive any further consideration relating to the matters contained herein.

25.           Amendments to the Agreement. This Agreement may not be modified in any manner, nor may any rights provided for herein be waived, except in a written instrument signed by each and all Parties.

26.           Assignments. Neither Party may assign this Agreement, in whole or in part, without the prior, written permission of the other Party. Any purported assignment in derogation of the foregoing shall be without any effect whatsoever.

27.         Negotiations. The Parties acknowledge that they have read this Agreement in its entirety and understand its terms. The Parties represent that they have entered into this Agreement voluntarily, without duress, and with full knowledge of its legal significance.

28.           Authority. The Parties affirm that they are fully capable of executing this Agreement and understand its contents. The Parties warrant that the persons executing this Agreement have the authority to sign this Agreement.

29.           Successors. This Agreement shall inure to the benefit of the Parties’ respective heirs, successors, and assigns.

30.           Attorneys’ Fees. Except as provided by Sections 4 and 16, each of the Parties shall bear their own attorneys’ fees, cost, and expenses in connection with this Agreement and in any dispute arising from or relating to this Agreement.

31.          Representation by Counsel. The Parties represent and warrant that they were represented by legal counsel in connection with the execution of this Agreement, that they signed this Agreement of their own free will and without duress, that they had a reasonable amount of time to evaluate whether to execute the Agreement, and that they had an opportunity review and edit the Agreement. Because this Agreement was prepared through the joint efforts of all Parties, the Agreement will not be considered drafted by any particular Party and it will not be construed in favor of or against any particular Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the last Signature Date identified below.

GEM YIELD BAHAMAS LIMITED and GEM GLOBAL YIELD LLC SCS Signature: /s/ Chris Brown Name: Chris Brown Signature Date:	MULLEN TECHNOLOGIES INC. and MULLEN AUTOMOTIVE INC. Signature: /s/ David Michery Name: David Michery Signature Date: May 8, 2025

JOINDER BY LENDER

The undersigned hereby acknowledges that it received this Settlement Agreement executed by Parties hereto as of the day and year first written above, and, solely as to Lender Lien as set forth in Section 2(b), affirms its obligations as Lender under this Agreement.

ESOUSA GROUP HOLDINGS LLC, a New York limited liability company By: /s/ Michael Wachs Name: Michael Wachs Title: Managing Member